EXHIBIT (i)(1)

Goodwin Procter LLP Counsellors at Law 901 New York Avenue, NW Washington, DC 20001	T: 202.346.4000 F: 202.346.4444 goodwinprocter.com

December 22, 2011

BofA Funds Series Trust

100 Federal Street

Boston, MA 02110

Re:	BofA Funds Series Trust
Post-Effective Amendment No. 7 to Registration Statement on Form N-1A,
File Nos. 333-163352; 811-22357 (the “Registration Statement”)

Ladies and Gentlemen:

As counsel to BofA Funds Series Trust (the “Trust”), an unincorporated association under Chapter 38 of Title 12 of the Delaware Code (the “Delaware Statutory Trust Law”), commonly referred to as a “Delaware statutory trust,” we have been asked to render our opinion with respect to the issuance of an indefinite number of shares of stock of the Trust (the “Shares”), representing, as applicable, interests in BofA California Tax-Exempt Reserves, BofA Cash Reserves, BofA Connecticut Municipal Reserves, BofA Government Plus Reserves, BofA Government Reserves, BofA Massachusetts Municipal Reserves, BofA Money Market Reserves, BofA Municipal Reserves, BofA New York Tax-Exempt Reserves, BofA Tax-Exempt Reserves and BofA Treasury Reserves (each, a “Fund”), series of the Trust, as more fully described in the prospectuses and statement of additional information contained in Post-Effective Amendment No. 7 to the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on a certificate of the Secretary of State of the State of Delaware and a certificate and other inquiries of officers of the Trust.  We also have assumed that: (i) the Shares of each Fund will be issued and sold at a price per share of not less than the net asset value thereof and that such issuance or sale will be made substantially in conformity with and subject to all of the provisions, terms and conditions set forth in the Trust’s current prospectuses and statement of additional information included in the Registration Statement, as amended or supplemented from time to time, and (ii) ownership of all Shares will be duly recorded in the books of the Trust or its transfer or similar agent.  The opinion expressed below is limited to the Delaware Statutory Trust Law.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP

cc:	Peter T. Fariel, Esq.